Exhibit 10.2

AMENDMENT

THIS AMENDMENT (the “Amendment”) is entered into as of September 11, 2012, and is to that certain PARTICIPATION AGREEMENT dated as of May 14, 2010 by and among ROXANNA ROCKY MOUNTAINS, LLC, a Texas limited liability company, MRC ROCKIES COMPANY, a Texas corporation, ROXANNA OIL, INC., a Texas corporation, MRC ENERGY COMPANY (f/k/a Matador Resources Company), a Texas corporation, MATADOR PRODUCTION COMPANY, a Texas corporation, ALLIANCE CAPITAL REAL ESTATE, INC., a Delaware corporation, and KIMMERIDGE ENERGY EXPLORATION FUND, LP, a Delaware limited partnership (“Kimmeridge”), the assignee of all of the interest and obligations of ALLIANCEBERNSTEIN L.P., a Delaware limited partnership, in such PARTICIPATION AGREEMENT (the “Original Agreement;” capitalized terms used in this Amendment and not otherwise defined are used as defined in the Original Agreement, except that the term the “Agreement” shall mean the Original Agreement as amended by this Amendment).

WITNESSETH:

WHEREAS, pursuant to that certain Purchase, Sale and Assumption Agreement dated May 23, 2012, by and among Kimmeridge, AllianceBernstein, AllianceBernstein Corporation of Delaware, a Delaware corporation, and Alliance Capital Management, LLC, a Delaware limited liability company, Kimmeridge has acquired all of the issued and outstanding capital stock of Participant and acquired all of the rights and interests, and assumed all of the liabilities and obligations, of AllianceBernstein arising out of the Original Agreement; and

WHEREAS, effective August 9, 2011, Matador Resources Company changed its name to MRC Energy Company; and

WHEREAS, the Parties desire to equalize their ownership interests and investments in the Leases and the development thereof;

WHEREAS, the Parties desire to amend the Original Agreement and the Operating Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and benefits herein provided and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Assignment of Additional Working Interests.

(a) For the Purchase Price (as defined below), the Owners hereby agree to assign to the Participant a 50% working interest in each Lease (as such defined term is amended in this Amendment) now held by an Owner and located within the AMI, as defined in the Original Agreement, as well as a 50% working interest in any Lease acquired or renewed with the $3 million of the Purchase Price for leasing, Lease renewal or extension costs and other associated costs specified in Section 1(b)(iii) below, SAVE and EXCEPT any working interest in any Lease which has already been assigned to Participant in whole or in part. It is the intent of Participant and Owner that Owner shall record certain assignments of working interests that will result in Participant and Owner each owning a proportionate 50% working interest in each of the oil and gas Leases currently held by Owner and/or Participant in the AMI. The Parties acknowledge and agree that (i) all assignments of interest to Participant effected pursuant to this Amendment will be substantially in the form of the Assignment attached to the Agreement, (ii) each Lease will be subject to the Operating Agreement, as amended by this Amendment, (iii) each Lease will be subject to the prior assignment to Roxanna of a proportionately reduced 2.5% of 8/8ths overriding royalty interest in the assigned Leases, and (iv) the Owners, on the one hand, and Participant, on the other, shall each have the right to acquire a proportionately reduced 50% aggregate working interest in each Lease hereafter acquired by any Party in the AMI, at a cost equal to 50% of the lease bonus cost and any other sunk costs incurred by such Party in acquiring such Lease. For avoidance of doubt, (X) leases subject to (iv) above include without limitation any lease previously held by a Party in the AMI that has now expired and may be reacquired by a Party, and (Y) the cost to Participant to acquire a Working Interest shall not include 50% of any lease bonus or other sunk cost paid to acquire the applicable Lease funded out of the $9 million to be paid by Participant pursuant to Section 1(b) below. In the event of a forced pooling of any Lease or a forced assumption of a working interest, each party shall bear its proportionate share of any costs associated with such pooled or assumed interest.

(b) Purchase Price. In payment for the working interests assigned to Participant pursuant to Section 1(a) above, Participant hereby agrees to make the following payments totaling $9 million: (i) Participant agrees to pay $5 million to drill and test (complete) the Crawford Federal #1H Well, with any drilling costs in excess of $5 million to be borne by the Parties in proportion to their working interests in the applicable Lease (subject to any terms of the Operating Agreement that would, under the circumstances, allocate a cost other than in proportion to working interests) (ii) Participant shall, immediately upon signing this Amendment, pay $1.0 million by wire transfer to MRC Energy Company as a prospect fee; and (iii) Participant shall pay $3.0 million to MRC Energy Company towards leasing and Lease renewal or extension costs and other associated costs within the AMI, provided that all Leases within the AMI that may be renewed are renewed out of such $3.0 million and that after such $3.0 million have been fully exhausted, all subsequent costs shall be borne by the Parties on a 50%/50% heads-up basis (subject to any terms of the Operating Agreement that would, under the circumstances, allocate a cost other than in proportion to working interests). Matador, subject to the terms of the Operating Agreement, may invoice Participant for the foregoing costs committed by it to be paid solely by Participant other than the $1 million payment under (ii) above and $2.3 million of the $3 million payment under (iii) above, which will be paid immediately upon signing of this Amendment by Participant to MRC Energy Company. Subject to prior receipt by Participant of reasonable support demonstrating the expenditure of the $2.3 million transferred to MRC Energy Company pursuant to the immediately preceding sentence on lease and Lease renewal or extension costs or other associated costs within the AMI, the remaining $700,000 of the $3 million payment under (iii) above shall be paid by Participant to MRC Energy Company within thirty (30) days of receipt of an invoice or invoices for further lease renewal or extension costs and other associated costs within the AMI that have been incurred or are intended to be incurred within sixty (60) days thereafter. Attached to this Amendment as Exhibit A-1 is a schedule of the Leases in effect on the date of this Amendment, which schedule lists the dates and amounts of renewal payments required for each such Lease.

2.	Initial Test Well. The Parties agree and acknowledge that the Initial Test Well has been drilled, that the obligations of the Parties in respect of the Initial Commitment Amount have been fully performed and that there are no remaining obligations of any Party arising under Article I of the Agreement, save for those arising under or in respect of the working interests held by the Parties in and to the Lease associated with the Initial Test Well.

3.	Participant’s Option to Purchase or Drill Second Test Well. The Parties hereby delete in its entirety the terms and provisions of Article II of the Agreement and replace such terms and provisions with “[RESERVED]”.

4.	Operating Agreement.

(a) Section 3.1 of the Original Agreement is hereby amended and restated as follows:

“3.1 Execution of Operating Agreement. Operator, Matador, Roxanna and Participant agree promptly to execute and deliver the form of Operating Agreement (the ‘Operating Agreement’), attached hereto as Exhibit F, naming Matador Production Company as Operator. All operations of all Leases located within the AMI (as defined below) in which Participant, Matador and Roxanna (or their respective successors or assigns) jointly own working interests will be conducted under the terms of the Operating Agreement. Operator, Matador, Roxanna and Participant agree to amend Exhibit “A” to the Operating Agreement by inserting an addendum to reflect the working interest of the Parties with respect to the Leases reflecting the working interests owned in such Leases by the Participant after giving effect to the Amendment.”

(b) The Parties hereby effect the following three amendments to the Operating Agreement:

(i) All references in the Operating Agreement to, and terms in such agreement governing, the “Second Test Well” are hereby deleted;

(ii) Effective on and at all times following the first date on which Participant shall have funded $9 million pursuant to Section 1(b) above, the final sentence of Article VI.B.1, Proposed Operations, which now reads, “Notwithstanding anything contained herein to the contrary, other than the Initial Well and the Second Test Well only MRC Rockies Company shall have the right to propose the drilling of a well pursuant to this Agreement,” is hereby deleted in its entirety.

(iii) Section 3 Interests and Addresses of the Parties in the Initial Test Well and the Initial Prospect Area, of the Exhibit “A” is hereby amended by deleting:

“Alliance Capital Real Estate, Inc.

C/o AllianceBernstein, L.P.

1345 Avenue of the Americas

New York, NY 10105

Attn:

Phone: (        )         -

Fax: (        )         -            ”

and replacing with the following:

Kimmeridge Real Estate, Inc.

c/o Kimmeridge Energy Management Company

40 Worth Street, 10th Floor

New York, New York 10013

Attn: Benjamin Dell

Phone: (212) 203-9476

Fax: (        )         -            ”

(c) Section 3.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

“3.2 Sharing of Costs and Subsequent Well Elections. Except as provided in Section 1 of the Amendment and except for any costs incurred under the Original Agreement, the costs for any wells drilled on the Leases within any area covered by the Operating Agreement will be allocated and paid in accordance with the provisions of the Operating Agreement. All interests of the Parties will be subject to proportionate reduction to the extent, if any, that the Leases do not cover 100% of the mineral interests in the underlying lands covered by the Leases.”

(d) Section 3.3 of the Original Agreement is hereby amended and restated in its entirety as follows:

“3.3 Area Covered by Operating Agreement. The area covered by the Operating Agreement will be all lands covered by the Leases and by any other oil and gas leases in which the Owner and Participant acquire an interest within or pursuant to the AMI. The Operating Agreement will cover all depths owned by Owners and Participant in the Leases and other leases acquired in the future to the extent they cover lands in the foregoing area.”

(e) Section 3.5 of the Original Agreement is hereby amended and restated in its entirety as follows:

“3.5 Area of Mutual Interest. The Parties agree that an area of mutual interest (the ‘AMI’) shall exist within the boundary of the area as outlined on Exhibit G attached hereto. For purposes of this Agreement, the ‘Leases’ shall be all oil and gas leases on any real property that lies, to any extent, within the AMI to which any Party has, directly or indirectly, record and/or equitable title. If at any time an Owner or Participant has or may hereafter during the term of this AMI acquire any Lease, Participant or Owner, as the case may be, will be promptly assigned a proportionately reduced aggregate 50% working interest in such Lease pursuant to Section 1(a) of the Amendment. The AMI will exist for a term of 10 years from the date of the Original Agreement. Roxanna will be entitled to a proportionately reduced 2.5% of 8/8ths overriding royalty interest in all interests that may be renewed or acquired by any of the Parties, directly or indirectly, in any Lease. If any Lease (or pooled unit associated with any Lease) is producing or in its primary term or being extended by continuous drilling provisions at the end of the 10-year period, the terms of the AMI will extend beyond the 10-year period only as to such Lease(s) and the lands covered thereby until: (i) the end of its or their primary term; or (ii) operations pursuant to the continuous drilling provisions have ceased and the continuous drilling provisions are no longer in effect; or (iii) a Lease, or the pooled units associated with such Lease(s), ceases to produce in commercial quantities, as the case may be. Alternatively, the Parties may elect to terminate the AMI at any time upon their mutual consent in writing.”

5.	Representations and Warranties.

(a) Each representation and warranty made by a Party in any of Articles IV, V or VI of the Original Agreement is restated by such Party to the particular Parties to which such representation and warranty was made, as of the date of this Amendment, except that (i) the representations and warranties made in Article VI by AllianceBernstein are made by Kimmeridge only and (ii) the representations and warranties made in Article IV by the Matador Entities with respect to “Leases” apply only to the Leases in effect as of the date of this Amendment and (iii) Section 4.15 is hereby amended and restated in its entirety as follows: “Other than with respect to the Initial Test Well, no Matador Entity has conducted any physical oil and gas exploration, development or production operations on any of the Leases.”

(b) Section 6.9 of the Original Agreement is hereby amended and restated in its entirety as follows:

“6.9 Financial Ability. Participant and Kimmeridge have such knowledge and experience in financial and business matters, and in oil and gas exploration projects of the type contemplated in and by this Agreement that Participant and Kimmeridge are capable of evaluating the merits and risks of an investment in the Leases, and Participant and Kimmeridge are not in need of the protection afforded investors by the applicable securities laws. In addition, Participant and Kimmeridge is an ‘accredited investor’ as defined in Rule501(a) of Regulation D promulgated by the Securities Act of 1933, as amended.”

6.	Guaranties.

(a) Section 7.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

“7.2 Guarantee by Kimmeridge. Kimmeridge unconditionally, absolutely and irrevocably guarantees to each Matador Entity and each Roxanna Entity the full payment and performance, as the case may be, of all covenants, obligations and liabilities of Participant contained in this Agreement and the Operating Agreement. As the guarantor hereunder, Kimmeridge shall be liable, jointly and severally, with Participant as regards such agreements, covenants, obligations and liabilities, and Kimmeridge hereby waives any requirement, substantive or procedural, that any Matador Entity or Roxanna Entity first enforce rights or remedies against Participant or any other person liable to any of them for all or any part of the guaranteed obligations, including that a judgment first be rendered against Participant or that Participant or such other person should be joined in such cause of action against Kimmeridge.”

(b) Each Matador Entity and each Roxanna Entity hereby waives, terminates and releases AllianceBernstein from all obligations or liabilities of any type or nature arising under that certain guarantee given by AllianceBernstein in Section 7.2 of the Original Agreement.

7.	Miscellaneous.

Section 9.5 Notices of the Original Agreement is hereby amended by deleting:

“If to AllianceBernstein or Participant:

c/o AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

ATTN:                     ”

and replacing with the following:

“If to Kimmeridge or Participant:

c/o Kimmeridge Energy Management Company

40 Worth Street, 10th Floor

New York, New York 10013

ATTN: Benjamin Dell

cc:	Frederic Dorwart, Lawyers

124 East Fourth Street

Tulsa, Oklahoma 74103

ATTN: Steve Walton”

8. Ratification. Except as amended or modified by this Amendment, the Original Agreement is hereby ratified and confirmed and all other terms of the Original Agreement shall remain in full force and affect, unaltered, and unchanged by this Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Original Agreement, the provisions of this Amendment shall prevail. Regardless of whether specifically amended by the provisions of this Amendment, all of the terms and provisions of the Original Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

9. General. Except as modified by this Amendment, Article IX Miscellaneous in the Original Agreement shall govern this Amendment.

[Remainder of Page Intentionally Left Blank.

Signature Pages to Follow.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 11th of September, 2012.

MRC ENERGY COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman, President & CEO

MATADOR PRODUCTION COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman, President & CEO

MRC ROCKIES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman, President & CEO

ROXANNA OIL, INC.

By:	/s/ Julia A. Garvin
Name:	Julia A. Garvin
Title:	President

ROXANNA ROCKY MOUNTAINS, LLC

By:	/s/ Julia A. Garvin
Name:	Julia A. Garvin
Title:	President

KIMMERIDGE REAL ESTATE, INC.

By:	/s/ Benjamin Dell
Name:	Benjamin Dell
Title:	President

KIMMERIDGE ENERGY EXPLORATION FUND, LP

By:	Kimmeridge Energy Management Company, Inc.
Its:	General Partner

By:	/s/ Benjamin Dell
Name:	Benjamin Dell
Title:	President